Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

Wealth Management System Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Ordinary Shares, no par value per share	Rule 457(o)	2,530,000	$5.00	$12,650,000	0.00013810	$1,746.97

	Total Offering Amounts					$12,650,000		$1,746.97
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$1,746.97

(1)

There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).